                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.      5     )(1)


                          CLEARNET COMMUNICATIONS INC.
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                                (Name of Issuer)

                        CLASS A NON VOTING (INTERLISTED)
                          CLASS B VOTING (NOT LISTED)
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                         (Title of Class of Securities)

                                   184902104
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                                 (CUSIP Number)


                               DECEMBER 31, 1999
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    184902104                 13G                Page  2  of  5  Pages
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1.   NAME OF REPORTING PERSONS

        ONTARIO MUNICIPAL EMPLOYEES RETIREMENT BOARD

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           04 2722987
           ONE UNIVERSITY AVENUE, SUITE 1000, TORONTO, ONTARIO, CANADA M5J 2P1
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
           INAPPLICABLE
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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           ONTARIO, CANADA

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  NUMBER OF    5.   SOLE VOTING POWER
                     CLASS B: 873,560 (CONVERTIBLE INTO CLASS A
   SHARES            NON-VOTING, 100 FOR 1 )
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    CLASS A:        873,560
  REPORTING         CLASS B:     36,042,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    CLASS A:  0
    WITH            CLASS B:  0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           CLASS A:    873,560
           CLASS B: 36,042,000
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        INAPPLICABLE                                                     [_]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           CLASS A:  2.2325%
           CLASS B:  9.4880%
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12.  TYPE OF REPORTING PERSON*

           EP

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    184902104                 13G                Page  3  of  5  Pages
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Item 1(a).  Name of Issuer:

                     CLEARNET COMMUNICATIONS INC.

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Item 1(b).  Address of Issuer's Principal Executive Offices:

                     200 CONSILIUM PLACE, STE 1600, SCARBOROUGH, ONTARIO,
                       CANADA  M1H 3J3

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Item 2(a).  Name of Person Filing:

                     ONTARIO MUNICIPAL EMPLOYEES RETIREMENT FUND

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

                       ONE UNIVERSITY AVENUE, SUITE 1000
                        TORONTO, ONTARIO, CANADA M5J 2P1
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Item 2(c).  Citizenship:

                     INCORPORATED IN ONTARIO, CANADA

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Item 2(d).  Title of Class of Securities:

                     CLASS A NON VOTING AND CLASS B VOTING

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Item 2(e).  CUSIP Number:

                     184902104

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Item        3. If This Statement is Filed Pursuant to Rule 13d-1(b), or
            13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

CUSIP No.    184902104                 13G                Page  4  of  5  Pages
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Item 4.  Ownership.

     Provide the following information, regarding the aggregate number and Percentage of the class of securities of the issuer identified in Item 1, if ownership exceeds five percent.

 (a)  Amount beneficially owned:      CLASS A:    873,560
                                      CLASS B: 36,042,000

 (b)  Percent of class:               CLASS A:   2.2325%
                                      CLASS B:   9.4880%

 (c)  Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote        CLASS B: 36,042,000

      (ii)  Shared power to vote or to direct the vote                0

      (iii) Sole power to dispose or to direct the disposition of
                                                            CLASS A:    873,560
                                                            CLASS B: 36,042,000

      (iv)  Shared power to dispose or to direct the disposition of   0

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Item 5.  Ownership of Five Percent or Less of a Class.

                     NOT APPLICABLE
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                     NOT APPLICABLE
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     NOT APPLICABLE
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Item 8.  Identification and Classification of Members of the Group.

                     NOT APPLICABLE
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Item 9.  Notice of Dissolution of Group.

                     NOT APPLICABLE
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Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No.    184902104                 13G                Page  5  of  5  Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  January 28, 2000
                                        ----------------------------------------
                                                        (Date)



                                        /s/ DAVID ESTABROOKS
                                        ----------------------------------------
                                          David Estabrooks
                                          Vice President, Financial Services



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).